Acorn Energy, Inc. Prices Underwritten Public Offering of Common Stock

(WILMINGTON, DE) October 11, 2013 - Acorn Energy, Inc. (NASDAQ: ACFN) today announced the pricing of a $10,000,000 underwritten public offering of 3,508,771 shares of its common stock, at a price of $2.85 per share. The Company has also granted to the underwriters a 45-day option to acquire an additional 526,316 shares to cover overallotments, if any, in connection with the offering. After the underwriting discount and estimated offering expenses payable by the Company, the Company expects to receive net proceeds of approximately $9,018,000 assuming no exercise of the overallotment option. The offering is expected to close on October 17, 2013, subject to customary closing conditions. Maxim Group LLC is acting as the Sole Book Running Manager and lead managing underwriter for the offering. Chardan Capital Markets and National Securities Corporation, a wholly owned subsidiary of National Holdings, Inc. (OTCBB: NHLD) are acting as Co-Managers for the offering.

Acorn intends to use the net proceeds from the offering to provide working capital for the development of its US Seismic Systems, Inc. subsidiary and for other general corporate purposes. The shares described above are being offered by Acorn Energy, Inc. pursuant to a shelf registration statement on Form S-3, including a base prospectus, and a preliminary prospectus supplement filed with the Securities and Exchange Commission (“SEC”) and. available on the SEC’s website at http://www.sec.gov.

Before you invest in this public offering, you should read the base prospectus in that registration statement and the related prospectus supplement and other documents that the Company has filed or will file with the SEC for more complete information about the issuer and the public offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you may obtain a preliminary prospectus supplement and accompanying prospectus as indicated below.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and the related base prospectus relating to this offering may be obtained from Maxim Group LLC 405 Lexington Avenue, New York, NY 10174, (800) 724-0761.

About Acorn Energy, Inc.

Acorn Energy, Inc. is a holding company whose four portfolio companies help their customers achieve greater productivity, reliability, security, and efficiency - factors which can lead to greater profitability.  GridSense provides monitoring for all critical points along the electricity delivery system. OmniMetrix remotely monitors emergency back-up power generation systems to increase their reliability. US Seismic supplies fiber optic sensing solutions to increase oil/gas production and lower costs. DSIT provides security solutions from underwater threats to naval and marine based energy assets.  For more information visit: http://www.acornenergy.com.

Safe Harbor Statement

This press release includes forward-looking statements, which are subject to risks and uncertainties. There is no assurance that the closing of the offering contemplated in this release shall occur. There is no assurance that Acorn Energy, Inc. or its operating companies will continue to grow their respective businesses, or that any of them will meet the expectations or execute the initiatives described or referred to above. A complete discussion of the risks and uncertainties which may affect Acorn Energy's business generally and the businesses of its subsidiaries is included under "Risk Factors" in the Company's prospectus supplement filed in connection with the offering as filed by the Company with the Securities and Exchange Commission.

INVESTOR & PRESS CONTACT:

F. Kent Leacock, V.P. External Affairs

Acorn Energy, Inc.

(302) 656-5144

kleacock@acornenergy.com